Exhibit (a)(1)(C)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

Offer to Exchange

by

FGL HOLDINGS

of

Any and all of its 70,883,334 Outstanding Warrants to Purchase Ordinary Shares

For 0.11 Ordinary Shares and $0.98 Per Warrant

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 4, 2018, OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED.

September 6, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

FGL Holdings (the “Company”, “we”, “us” or “our”) is offering to exchange any and all of its 70,883,334 outstanding warrants (the “Warrants”), for 0.11 ordinary shares, par value $0.0001 (the “Ordinary Shares”) and $0.98 in cash, without interest, per Warrant (the “Exchange Consideration”), (each of the Warrants representing the right to purchase one Ordinary Share, at an exercise price of $11.50 per share) upon the terms and subject to certain conditions described in the offer to exchange (“Offer to Exchange”) and in the related letter of transmittal (“Letter of Transmittal”, which together, as they may be amended or supplemented from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Exchange. Please furnish copies of the enclosed materials to your clients for whom you hold Warrants registered in your name or in the name of your nominee.

NO FRACTIONAL ORDINARY SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE ORDINARY SHARES. IN LIEU OF ISSUING FRACTIONAL ORDINARY SHARES TO WHICH ANY HOLDER OF WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF ORDINARY SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, DOWN TO THE NEXT WHOLE NUMBER OF ORDINARY SHARES. THE COMPANY WILL PAY A CASH ADJUSTMENT FOR ALL FRACTIONAL ORDINARY SHARES BASED UPON THE CLOSING PRICE OF THE ORDINARY SHARES ON THE BUSINESS DAY PRECEDING THE SETTLEMENT.

The Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act. The Company has not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the Offer.

Enclosed with this letter are copies of the following documents:

1.	Offer to Exchange dated September 6, 2018;

2.	Letter of Transmittal, for your use in accepting the Offer and tendering Warrants of your clients;

3.

Letter to Clients, for you to send to your clients for whose account you hold Warrants registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.	Return envelope addressed to Continental Stock Transfer & Trust Company, as the Depositary.

Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender. Your clients should read carefully the information set forth or incorporated by reference in the Offer to Exchange and in the related Letter of Transmittal, including the Company’s reasons for making the Offer.

Warrant holders who choose not to tender will not receive the Exchange Consideration for their Warrants.

The Offer is only available for outstanding Warrants. The Company also has outstanding Ordinary Shares that are not within the scope of the Offer. On the terms and subject to the conditions of the Offer, the Exchange Consideration will only be issued for Warrants validly tendered and not properly withdrawn before the Expiration Date.

Certain conditions of the Offer are described in “The Offer—Section 5. Conditions of the Offer” of the Offer to Exchange. All tenders must be in proper form as described in “The Offer—Section 2. Procedures for Tendering Warrants” of the Offer to Exchange to be valid.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of the day on October 4, 2018, or such later time and date to which the Offer is extended.

Under no circumstances will interest be paid as part of the Exchange Consideration of the Warrants regardless of any extension of, or amendment to, the Offer or any delay in making payment for such Warrants.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than to the Financial Advisor, Information Agent and Depositary as described in the Offer to Exchange) in connection with the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

As withholding agent for your clients, you are instructed to backup withhold on the gross proceeds of the Offer paid to your clients that do not submit the Form W-9, Form W-8BEN, W-8IMY or Form W-8ECI, as applicable, in accordance with appropriate accepted procedures. This withholding obligation is disclosed in the Offer to Exchange.

Questions and requests for assistance may be directed to the Financial Advisor or the Information Agent at their respective addresses and telephone numbers set forth below. Requests for additional copies of the enclosed material may be directed to the Information Agent at the telephone number and address listed below.

Very truly yours,

FGL Holdings

Nothing contained in this letter or in the enclosed documents shall render you or any other person an agent of the Company, the Financial Advisor, the Information Agent or the Depositary or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

The Financial Advisor for the Offer is:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

(800) 318-8219 (U.S. Toll Free)

The Information Agent for the Offer is:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200, or banks and brokers can call collect at (203) 658-9400

Email: FGL.info@morrowsodali.com